Exhibit 99.2

FOLD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents management’s perspective on our financial condition and results of operations, including performance metrics that management uses to assess company performance and should be read together with our financial statements and the related notes and other financial information included elsewhere in this filing.

The statements in this discussion regarding our expectations of our future performance; liquidity and capital resources; our plans, estimates, beliefs and expectations that involve risks and uncertainties; and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Risk Factors” and elsewhere in this filing. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Unless otherwise indicated or the context otherwise required, references included in this Fold Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Fold,” “we,” “us,” “our,” and the “Company” refer to Fold.

Business overview

Founded in 2019, Fold is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial products.

Since Fold was founded, we have been a pioneer in bitcoin consumer financial services. From our earliest days, Fold has provided users an opportunity to spend their bitcoin via the Lightning Network - a use case largely underrepresented in the overall bitcoin ecosystem. In 2020, we partnered with Visa to launch the first ever bitcoin rewards debit card. In 2022, we launched a bitcoin exchange product, and have since added a comprehensive suite of purchase options including spot buys, dollar-cost averaging, direct paycheck conversion, and round-ups. In 2024, we provided consumers the ability to “get on zero” - the ability to live primarily off of bitcoin instead of fiat currency - and we launched a rewards product for ACH payments that allows users to earn up to 1.5% back on paying mortgages, rent, and other bill payments. In February 2025 we publicly announced our intention to offer a bitcoin-rewards credit card which we expect to launch in 2025. We expect to continue to innovate in the bitcoin consumer financial services space over the coming years.

In addition to new products and features, we have committed significant resources towards optimizing our business through design and user experience (“UX”) updates, refinement of our systems architecture, scaling our customer support services, expanding our rewards network, and adding strategic partnerships. Through these efforts we have achieved product-level profitability for all core product lines, inclusive of the effect of rewards, and we are well positioned to scale those lines.

One of the foundational value propositions of bitcoin is trust and security. Over the past few years, many “crypto”-adjacent business models failed to live up to those values, prioritizing short-term gains over their fiduciary duties to customers. As a result, many of these companies suffered a combination of reputational damage, bankruptcy, litigation, and fines. Throughout our existence, Fold has been focused on ensuring the safety and security of our customer assets while also complying with regulatory guidance relevant to our business. We believe that a solid trust foundation is critical for continued user adoption and in building a positive brand image, both of which are crucial for our long-term success.

In addition to our core operating business, Fold has adopted a bitcoin treasury strategy that aligns our corporate goals with the products we offer to our customers. As of March 28, 2025, Fold has accumulated more than 1,485 bitcoin in our Investment Treasury, and we plan to continue to accumulate bitcoin over time. We view our bitcoin holdings as a long-term strategic investment and not as a trading asset.

Recent developments

On July 24, 2024, the Company entered into a definitive agreement (the “Merger Agreement”) with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination (the “Merger”). The business combination was approved by FTAC’s shareholders on February 13, 2025. The combined company now operates under the name Fold Holdings, Inc., and its common stock and warrants trade on the Nasdaq under the ticker symbols “FLD” and “FLDDW,” respectively.

In July 2024, we released a new rewards program for ACH bill payments, a feature that we believe currently has limited competition in the financial payments industry. This program provides eligible users the ability to earn up to 1.5% back on their mortgage, rent, or other bill payments. The amount of ACH payments eligible for rewards are tied directly to spending volumes elsewhere in the Fold ecosystem - for example, by spending $1,000 to purchase bitcoin on Fold, a user can earn rewards on up to $1,000 in ACH payments. This feature had been sought after by our existing user base for some time, and we expect it to drive increased volumes across all forms of eligible spend on our platform.

In September 2024, we added support for users from the state of Texas for our bitcoin exchange product, and we added the ability for users to deposit bitcoin into Fold to use as a funding method.

In November 2024, we launched joint accounts, a feature that provides the ability for users to add authorized users to their existing accounts (i.e. add a family member to your Fold Debit Card).

From January 1, 2024, to December 31, 2024 the Company entered into SAFEs with various investors with aggregate proceeds of $72.1 million.

On December 24, 2024, Fold entered into a Securities Purchase Agreement (the “December 2024 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which (i) Fold issued to the Investor a Senior Secured Convertible Note in an aggregate principal amount of $20,000,000 (the “December 2024 Initial Investor Note”), and (ii) following the closing of the Business Combination, Fold (or New Fold, as successor to Fold) may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor. The Investor Notes will be convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The Investor Notes are secured by Fold’s assets as collateral, including a portion of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination.

On March 6, 2025, Fold entered into a Securities Purchase Agreement (the “March 2025 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which Fold issued to the Investor (i) a Senior Secured Convertible Note in an aggregate principal amount of $46,279,500 (the “March 2025 Investor Note”), which will be convertible into common shares at a conversion price of $12.50 per share, and (ii) warrants exercisable for 925,590 shares of common shares with an exercise price of $15.00 per share (the “March 2025 Warrants”). The March 2025 Investor Note matures on March 6, 2031. The March 2025 Investor Note was funded with 475 bitcoin, net of transaction fees. This bitcoin will be included in the Company’s Digital Assets – Investment Treasury and will be held as collateral to secure the March 2025 Investor Note until maturity or conversion of the Note.

Looking ahead

Fold has a proven track record of launching products that enhance engagement with our current customers and attract new customers to our platform. In 2025, we will build on this success by expanding our existing offerings to further engage our existing users, and we plan to introduce several new products to attract new customers. Here is how we intend to continue our momentum:

Product strategy

In February 2025 we publicly announced a new product line, the Fold Bitcoin Rewards Credit Card. This product is an expansion of our current bitcoin-rewards Fold Debit Card. As with our Fold Debit Card, we have partnered with Visa to launch this product which is expected to launch in 2025. Premium customers will receive unlimited 2% bitcoin rewards, a free metal card, a variety of sign-up bonuses, and all the benefits of our premium membership, Fold+. A recent survey of Fold users indicated nearly 95% currently use credit cards, and over 85% indicated the ability to earn bitcoin instead of traditional cash back, miles, or points is “very important” or “extremely important” to them. Historically one of our most highly requested products, we expect the Fold Credit Card to drive both new user acquisition and deeper engagement within the Fold ecosystem.

In addition to these new products, within our Custody and Trading program we expect to add support for larger orders via an OTC desk service, to open our exchange product to non-Fold cardholders, and to add users from new states where we have not previously supported access.

The timing of these product and feature releases will impact our ability to meet forecasts for 2025, however, we anticipate that each of these releases will further enhance our existing market position and to drive increased volumes across the platform.

Growth Strategy

We intend to grow our customer base, transaction volume, and revenues through increased investment into organic and paid marketing channels that have proven successful to date.

Fold will continue to leverage our social media channels and customer referral program to drive maximum growth via organic channels which have been our primary growth channels to date. In addition, to further accelerate growth we plan to increase investments in paid marketing and affiliate opportunities in 2025, with a budgeted allocation of approximately $3.0 million for traditional marketing and advertising strategies. This contrasts with our 2024 spend of $0.3 million. Responsible growth via identification of high impact marketing channels, paid user acquisition, increased brand awareness, and partnership programs.

While we expect our existing products to benefit from this growth strategy, we also expect the addition of new products like the Fold Credit Card and the Fold Bitcoin Gift Card to create synergies across product lines and attract new users who are looking for a more comprehensive suite of financial products.

Bitcoin treasury strategy

As of March 28, 2025, Fold has accumulated more than 1,485 bitcoin in our Investment Treasury. As part of our bitcoin treasury investment strategy, Fold will continue to pursue additional bitcoin accumulation opportunities over the near term. We believe existing macro conditions to be favorable towards adding additional bitcoin to our balance sheet at current market prices.

Key operating metrics

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources, and assess our performance. In addition to certain GAAP metrics, we also monitor various non-GAAP measures to evaluate our business. We believe the following metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other financial service providers. Where applicable we have provided definitions of metrics we consider key to our operations below.

Accounts

●	Active Accounts represent current Fold accounts that have not been deactivated by Fold or the user; and

●	Verified Accounts represent users who have gone through Know Your Customer (“KYC”) verification to participate in our banking and exchange products.

During the year ended December 31, 2024, we added:

●	More than 25,000 new Active Accounts, bringing total Active Accounts to more than 590,000; and

●	More than 8,000 Verified Accounts, bringing total Verified Accounts to more than 71,000.

As an early entrant to bitcoin financial services, our customer growth to date has been predominantly fueled by organic word of mouth, partner co-marketing, and active social media engagement which have contributed to low customer acquisition costs (“CAC”). Fold has achieved our current user base with CAC of less than $10 per Active Account since inception, compared to industry averages of up to $300+ per customer for traditional financial service providers.

Transaction volumes

Transaction Volume is inclusive of deposits, spend, and withdrawals across our platform and are inclusive of both fiat (“USD”) and bitcoin (“BTC”) transaction volumes.

From inception through December 31, 2024, Fold processed more than $2.5 billion in Transaction Volume through our platform. For the year ended December 31, 2024, we averaged $54.8 million in monthly Transaction Volume.

Bitcoin treasury

Fold’s purpose for holding bitcoin in treasury is twofold: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and (2) as a treasury asset with the intention to hold as a long term investment (“Investment Treasury”).

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	December 31, 2024	December 31, 2023
Rewards treasury (USD)	$8,569,651	$5,333,384
Investment treasury (USD)	93,568,700	82,631
Total bitcoin treasury (USD)	$102,138,351	$5,416,015

	December 31, 2024	December 31, 2023
Rewards treasury (BTC)	92	126
Investment treasury (BTC)	1,002	2
Total bitcoin treasury (BTC)	1,094	128

During the months ended June 30, 2024 and July 31 2024, we entered into various capital raising transactions to acquire bitcoin for our Investment Treasury. As of December 31, 2024, we held approximately 1,094 BTC in our Bitcoin Treasury which had a market value of $102.1 million based on the market price of one bitcoin on the Coinbase exchange at 11:59:59 p.m. UTC time on December 31, 2024, which was approximately $93.4 thousand.

Key components of results of operations

Revenue

Banking and payments revenue

Fold is a financial services platform and not a chartered bank. Our banking and payments revenues consist of revenues received from our Fold Debit Card and related product features, including:

●	Fold+ Subscriptions: Fold’s premium membership tier, called “Fold+”, offers users reduced or no fees on eligible products, higher rewards, and access to limited features. Fold+ costs $100/year or $10/month depending on the customer’s payment frequency selection.

●	Interchange: Every time a Fold user makes a payment using their Fold Debit Card, Fold earns a share of the total interchange fee charged on that transaction. Interchange fees are set by the card network (Visa) and charged as a percentage of the total sale. The amount of interchange earned by Fold is dependent on a wide variety of factors, including whether the transaction is processed in- or out-of-network, the merchant and their assigned merchant category code (“MCC Code”), and the type of purchase being made (signature v PIN debit transaction), among other variables. Interchange rates are subject to change by the card network (Visa) at any time.

●	Transaction Fees: Certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant transfer fees, international transaction fees, and ATM fees. These fees are stated as either a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

●	Merchant Offers: Fold partners with a number of merchant offer wholesalers and individual merchants to offer gift cards, card-linked offers, and other affiliate offers. Fold has established an extensive partnership network across multiple vendors to provide customers with numerous and high quality merchant offers, and we regularly add new partnerships to optimize our offers network. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold. Our merchant offers revenue is subject to seasonality and is typically higher around major shopping periods (ex. Amazon Prime Day) and in the fourth quarter, driven by holiday spending and travel.

The Company notes that the above categories of revenue are combined into Banking and Payments given their interconnected nature. For example, for the year ended December 31, 2024, 96% of merchant offers were purchased with a Fold Debit Card. In addition, Fold primarily incentivizes users to sign up for its Fold+ subscription by reducing transaction fees and increasing rewards on Fold Debit Card transactions as well as by providing access to exclusive merchant offers. While Fold assesses each of these revenue streams separately for revenue recognition purposes, they all derive primarily from Fold Debit Card transactions which are funded by user accounts at Sutton Bank.

Custody and trading revenue

Fold partners with BitGo Trust Company, Inc. (“BitGo”) and Fortress Trust LLC (“Fortress”) (collectively “Exchange Providers”) to offer eligible customers the ability to buy, sell, store, insure, and withdraw bitcoin using the Fold app via an “Exchange Account”. Fold earns revenue on these transactions via a combination of transaction fees and transaction spreads. Spreads on trades include two components: (1) spreads charged by our Exchange Providers, which include any spreads passed on by their liquidity providers, and (2) Fold’s spread. For customers that do not have a Fold+ subscription, Fold also adds a transaction fee to certain buy and sell transactions as outlined in our terms and conditions which can change from time to time. Transaction fees are stated as a percentage of the purchase or sale amount (i.e. 1.5%).

Other revenue

We occasionally earn revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and are not currently material to our business.

Revenue Rewards

Users can earn bitcoin rewards by engaging in qualifying revenue-generating activities (spending money on Fold’s products, “Revenue Rewards”). Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Debit Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards. Marketing Rewards are recorded as a marketing expense within operating expenses.

Revenue Rewards constitute a “non-revenue element” of our contracts with customers and are accounted for under ASC 815 – Derivatives and Hedging. Under that guidance, for all applicable revenue streams, Revenue Rewards are recorded as a direct reduction in the transaction price of the related revenue earned (ex. we reduce interchange revenue by the amount of rewards earned by customers when completing qualifying spend transactions).

All rewards are earned immediately upon the performance of a qualifying action by the user, but not all rewards are immediately available for redemption. The redemption criteria for rewards varies by the type of qualifying action or transaction as outlined in the terms and conditions of the Fold Rewards Program. For example, rewards earned on the daily spin wheel are available for redemption immediately, while rewards earned via certain qualifying spend transactions on the Fold Card are subject to a 30-day settlement period before becoming available for redemption, a policy that is in place to prevent fraudulent activities.

The Company accrues both Revenue Rewards and Marketing Rewards, (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within ‘Gain (Loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned.

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers and have historically been immaterial to our business.

Operating Expenses

Operating expenses consist of the costs to satisfy our performance obligations to our customers; compensation and benefits; marketing expenses; professional fees; amortization of capitalized software development costs; and other selling, general, and administrative expenses.

Banking and payment costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and Merchant Offers. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Custody and trading costs scale in proportion to our volumes.

Compensation and benefits expenses

Compensation and benefits expenses primarily consist of salaries and wages, employee insurance expenses, and other payroll benefits related to full time employees.

Marketing expenses

A significant portion of marketing expense is related to rewards earned for the purposes of marketing, growth, or retention under the Fold Rewards Program (the “Marketing Rewards”). The Company accrues Marketing Rewards within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Marketing Reward is earned, with the corresponding expense recorded within marketing expenses in our statements of operations. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value, with gains and losses on this liability recorded within ‘Gain (Loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the reward is claimed by the user and delivered to the user’s external bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned. These accruals are accounted for as a contra-expense within marketing expense for Marketing Rewards.

The other portion of marketing expense primarily relates to advertising and other promotional expenses.

Professional fees

Professional fees consist primarily of expenses related to fees paid for services, including legal, tax, accounting, and audit services.

Gain (loss) on customer rewards liability

Gain (loss) on customer rewards liability includes components of unrealized gains (losses) resulting from the remeasurement in fair value of Revenue Rewards and Marketing Rewards denominated in bitcoin in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for purposes of fulfilling Rewards are related to its core operations, and therefore classifies all gains and losses on the remeasurement of this liability as an operating income or expense in its financial statements.

Gain (loss) on digital assets - rewards treasury

Gain (loss) on digital assets - rewards treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold in our Rewards Treasury in the current reporting period as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for the purposes of rewards redemptions are related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as an operating income or expense in its financial statements.

Other selling, general and administrative expenses

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, insurance, customer support costs, dues and subscriptions, and travel.

Other income (expense)

Gain (loss) on digital assets - investment treasury

Gain (loss) on digital assets - investment treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold with the intention to hold as a long-term investment in the current reporting period. Management has determined that gains or losses on digital assets held as a long-term investment are not related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as a non-operating income or expense in its financial statements.

Change in fair value of SAFEs

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of SAFEs. For accounting purposes, outstanding SAFEs are classified as liabilities and the change in their fair value is reflected in the statement of operations. However, Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into common shares.

Interest expense

Interest expense primarily consists of amortization of the convertible note discount and issuance costs, as well as interest expense on the convertible note.

Other income

Other income primarily consists of interest income earned on cash and cash equivalents.

Income tax expense

The provision for income taxes consists primarily of federal, state and local tax. Our effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, changes resulting from the amount of recorded valuation allowance, permanent differences between U.S. generally accepted accounting principles and local tax laws, and certain one-time items.

Results of operations for the years ended December 31, 2024 and 2023

Results of operations

	Year Ended December 31,
	2024	2023	$ Change	% Change
Revenues, net	$23,753,148	$21,534,032	$2,219,116	10%

Operating expenses
Banking and payment costs	22,472,378	20,999,385	1,472,993	7%
Custody and trading costs	228,080	169,698	58,382	34%
Compensation and benefits	3,225,179	3,713,196	(488,017)	-13%
Marketing expenses	493,900	436,920	56,980	13%
Professional fees	1,855,131	421,218	1,433,913	NM(i)
Amortization expense	292,266	380,052	(87,786)	-23%
Loss on customer rewards liability	5,219,775	4,283,795	935,980	22%
Gain on digital assets - rewards treasury	(5,633,042)	(4,236,593)	(1,396,449)	33%
Other selling, general and administrative expenses	1,413,402	1,285,053	128,349	10%
Total operating expenses	29,567,069	27,452,724	2,114,345	8%
Operating loss	(5,813,921)	(5,918,692)	104,771	-2%

Other income (expense)
Gain on digital assets - investment treasury	29,247,576	-	29,247,576	NM(i)
Change in fair value of SAFEs	(88,372,854)	(1,374,005)	(86,998,849)	NM(i)
Interest expense	(234,035)	-	(234,035)	NM(i)
Other income	91,848	129,940	(38,092)	-29%
Other income (expense), net	(59,267,465)	(1,244,065)	(58,023,400)	NM(i)

Net loss before income taxes	(65,081,386)	(7,162,757)	(57,918,629)	NM(i)
Income tax expense	7,400	10,242	(2,842)	-28%
Net loss	$(65,088,786)	$(7,172,999)	$(57,915,787)	NM(i)

(i)	Not meaningful (“NM”)

Revenue

	Year Ended December 31,
	2024	2023	$ Change	% Change
Banking and payment revenues	$23,432,996	$21,369,897	$2,063,099	10%
Custody and trading revenues	170,746	26,932	143,814	NM(i)
Other revenues	161,000	152,625	8,375	5%
Less: Sales returns and allowances	(11,594)	(15,422)	3,828	-25%
Revenues, net	$23,753,148	$21,534,032	$2,219,116	10%

(i)	Not meaningful (“NM”)

Total net revenue for the year ended December 31, 2024 increased by $2.2 million, or 10%, compared to the year ended December 31, 2023.

Banking and payments

The primary driver behind increased banking and payments revenues related to merchant offers within our banking and payments business. Net revenues from merchant offers increased 13% from $19.1 million for the year ended December 31, 2023 to $21.7 million for the year ended December 31, 2024. This increase was driven primarily due to our intentional focus on marketing our merchant offers product during the Q4 2024 holiday shopping season, which has historically driven higher consumer spending volume on Fold’s platform. Net revenues from merchant offers increased 47% from $5.3 million in Q4 2023 to $7.8 million in Q4 2024.

Excluding merchant offers, our gross banking and payments revenues decreased to $1.8 million for the year ended December 31, 2024 compared to $2.2 million for the year ended December 31, 2023. This decrease was driven primarily by decreased interchange fees for certain debit card transactions during 2024, partially offset by lower Revenue Rewards.

Custody and trading

Net revenues from custody and trading increased 534% from a nominal amount for the year ended December 31, 2023 to $0.2 million for the year ended December 31, 2024. While still a small part of our overall revenue in 2024, we expect custody and trading revenues to be an important growth driver for both volumes and revenues going forward.

We launched our current custody and trading product via a partnership with Fortress Trust LLC in Q4 2023. In 2024, we added BitGo Trust Company as a second Exchange Provider. Also during 2024 we expanded our trading product features by adding a comprehensive suite of purchase options including spot buys, dollar-cost averaging, direct paycheck conversion, and round-ups. We also added the ability for customers to sell their bitcoin and added support for users from new states (ex. Texas). In Q4 2024 we added the ability for users to deposit bitcoin into Fold to use as a funding method.

Operating expenses

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and merchant offers. Banking and payments costs increased in relation to our increased merchant offer volumes as noted above. Costs of sales from merchant offers increased 8% from $19.9 million for the year ended December 31, 2023 to $21.5 million for the year ended December 31, 2024.

Excluding merchant offers, our banking and payments costs decreased to $1.0 million for the year ended December 31, 2024 compared to $1.1 million for the year ended December 31, 2023.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Custody and trading costs scale in proportion to our volumes. Both 2024 and 2023 costs included non-recurring set up fees related to onboarding with new bitcoin exchange providers.

While most of our custody and trading costs scale in direct proportion to our volumes and revenues, some of our costs, such as monthly platform fees, are fixed and do not scale with volume. Due to this cost structure, our margins on custody and trading are expected to increase over time with increased volumes.

Compensation and benefits

During the years ended December 31, 2024 and 2023, we restructured our employee base by reducing certain positions, primarily operational and growth related roles, and by adding others, primarily product and engineering. The Company recorded $14.2 thousand of severance and other related expenses for the year ended December 31, 2024 and $74.6 thousand of severance and other related expenses for the year ended December 31, 2023. As of December 31, 2024, we employed a total of 28 full time employees.

In 2025 we expect to hire additional staff in strategic roles to support the launches of our new product lines and continued growth.

Marketing expenses

Marketing expenses related to the Marketing Rewards earned under the Fold Rewards Program were $0.2 million for each of the years ended December 31, 2024 and 2023, respectively.

The remaining portion of marketing expenses relates to traditional advertising and other promotional expenses. These amounts totaled $0.3 million and $0.2 million for the years ended December 31, 2024 and 2023, respectively.

As noted above, to further accelerate growth we plan to increase investments in paid marketing and affiliate opportunities in 2025, with a budgeted allocation of approximately $3.0 million for traditional marketing and advertising strategies.

Professional fees

Professional fees increased to $1.9 million for the year ended December 31, 2024, compared to $0.4 million for the year ended December 31, 2023. This increase was driven primarily by fees paid to our independent auditors and accounting consultants during 2024 in support of our Merger with FTAC Emerald.

Gain (loss) on customer reward liability and digital assets - rewards treasury

Gain (loss) on customer reward liability and digital assets - rewards treasury include components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of fulfilling our customer rewards liability in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of customer rewards liabilities. The price of bitcoin was approximately $16.5 thousand, $42.3 thousand, and $93.4 thousand as of the years ended December 31, 2022, 2023, and 2024, respectively. These price changes were the primary driver of gains (losses) for both customer rewards liabilities and digital assets - rewards treasury for the years ended December 31, 2024 and 2023.

Other income (expense)

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of our long-term SAFE note liabilities, which is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios. For accounting purposes, outstanding SAFEs are classified as liabilities and the change in their fair value is reflected in the statement of operations. However, Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into common shares.

Gain (loss) on digital assets - investment treasury include unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold as a long-term investment. The price of bitcoin appreciated to approximately $93.4 thousand as of the year ended December 31, 2024. The price change is the primary driver of gains for digital assets – investment treasury for the year ended December 31, 2024.

Financial condition

Liquidity and Capital Resources

Our ability to meet our requirements and plans for cash, including meeting our working capital and capital expenditure requirements, will depend on many factors, including market acceptance of bitcoin, our ability to attract and retain customers on our platform, the continuing market acceptance of our products and services, our ability to timely and effectively introduce new products and services on our platform, expansion of sales and marketing activities, and overall economic conditions.

We believe that our existing cash and cash equivalents will be sufficient to meet our working capital needs, including any transaction expenditures related to our Merger Agreement with FTAC Emerald Acquisition Corp., for at least the next 12 months.

As of December 31, 2024, the Company had cash and cash equivalents of $18.3 million.

As of December 31, 2024, we held 700 bitcoin in our Investment Treasury that was restricted from use as operating capital. Upon conversion of the SAFEs on February 14, 2025, the restrictions for use of that bitcoin were removed. The value of that bitcoin on February 14, 2025 was $68.3 million. Our Investment Treasury is considered a long-term investment and we do not have plans or intentions to liquidate that treasury in the near term. We do not believe we will need to sell or engage in other transactions with respect to any of our Investment Treasury within the next twelve months to meet our working capital requirements, although we may from time to time sell or engage in other transactions with respect to our Investment Treasury as part of treasury management operations.

As of December 31, 2024, we held 92 bitcoin in our Rewards Treasury, matching our existing customer rewards liability, which is denominated in bitcoin. We anticipate being able to cover the costs for future rewards via future revenues and operational capital on hand.

As of December 31, 2024, the Company had debt principal due of $20.0 million in the form of a convertible note. The entirety of this note relates to the “December 2024 Securities Purchase Agreement” described in the ‘Recent Developments’ section above. This note is convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The note is secured by Fold’s assets as collateral, including 300 of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination.

We may continue to pursue additional capital via various capital instruments in the future, however, such funding may not be available on terms acceptable to us or at all.

As of December 31, 2024, the Company recorded $171.1 million of liabilities related to SAFEs. For accounting purposes, outstanding SAFEs are classified as liabilities. However, Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into common shares.

On March 6, 2025, the Company added debt principal due of approximately $46.3 million in the form of a convertible note. The entirety of this note relates to the “March 2025 Securities Purchase Agreement” described in the ‘Recent Developments’ section above. This note is convertible into shares of common shares at a conversion price of $15.00 per share. The Note is secured by the 475 bitcoin proceeds held as collateral and will mature March 6, 2031.

For the year ended December 31, 2024 and 2023

The following table summarizes our cash flow activities:

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(3,314,951)	$(644,670)
Net cash used in investing activities	(2,514,260)	(3,716,557)
Net cash provided by financing activities	22,668,026	500,000
Net (decrease) increase in cash	$16,838,815	$(3,861,227)

Cash flows from operating activities

For the year ended December 31, 2024, cash used in operating activities was $3.3 million, primarily due to the net loss of $65.1 million, offset by an increase in cash from net working capital of $2.6 million and adjustments for non-cash income and expense totaling $59.2 million.

For the year ended December 31, 2023, cash used in operating activities was $0.6 million, primarily due to the net loss of $7.2 million, offset by an increase in cash from net working capital of $4.9 million and adjustments for non-cash income and expense totaling $1.7 million.

Cash flows from investing activities

Cash flows used in investing activities decreased from December 31, 2023 to December 31, 2024 by $1.2 million, primarily due to lower purchases of bitcoin in our Rewards Treasury.

Cash flows from financing activities

For the years ended December 31, 2024 and 2023, cash provided by financing activities was $22.7 million and $0.5 million, respectively, primarily due to proceeds from SAFE notes financings and proceeds from issuance of the convertible note.

Critical accounting estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make certain estimates and judgments that affect the amounts reported in our financial statements. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these accounting estimates require significant judgment, our actual results may differ materially from our estimates. According to the U.S. Securities and Exchange Commission (SEC), a “critical accounting estimate” is defined as an estimate that meets two criteria:

1.	Material impact: The accounting estimate must involve a significant degree of estimation uncertainty and have a material impact on the financial condition or operating performance as presented in the financial statements.

2.	Judgment and complexity: The estimate involves a high degree of judgment and complexity, where changes in the assumptions and estimates could significantly alter the financial portrayal of the company’s condition and results.

Simple agreements for future equity (“SAFEs”)

The Company has issued certain SAFEs that grant investors rights to participate in a future equity financing. The number of shares deliverable upon settlement is determined based on the market price of the shares at the settlement date. The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in changes in fair value of SAFEs in the statements of operations. Issuance costs related to the SAFEs are expensed in the period incurred.

Convertible note, net and warrants

The Company has accounted for the December 2024 Initial Investor Note and the related Investor Warrants issued using the relative fair value allocation method on the date of issuance. The estimated fair values of the conversion option under the December 2024 Initial Investor Note and Investor Warrants were calculated under a Black-Scholes model utilizing the enterprise valuation of Fold’s common shares as of December 31, 2024.

The fair value of the December 2024 Initial Investor Note included the fair value of the conversion option as well as the discounted future contractually obligated cash flows under scenarios in which the Company achieved or did not achieve a public offering.

Recent accounting pronouncements

See “Recent accounting pronouncements” described in Note 2, Summary of Significant Accounting Policies within Notes to the Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Macroeconomic trends impacting our market

The following macroeconomic factors as they relate to bitcoin specifically impact our business:

●	Awareness: The perception of bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness will impact adoption rates.

●	Regulation: The global regulatory landscape for bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

●	Institutional Adoption: Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth.

●	Political environment: Bitcoin has entered the political conversation in the United States and abroad. As a global leader in innovation and new technologies, we anticipate the United States political environment will become increasingly favorable for our industry.

●	Monetary Policy: Central bank monetary policies, especially those related to interest rates and monetary supply, can influence bitcoin adoption. Low-interest rates and expansive monetary policies that lead to currency debasement often lead to a search for alternative investments like bitcoin.

●	Technological innovation: Advances in blockchain technology, improvements in scalability (e.g., Lightning Network), and enhanced security protocols can increase bitcoin adoption and integration into various financial systems.

Bitcoin market price risk

Our bitcoin treasury assets and customer rewards liability are measured using observed prices from active exchanges which could result in volatility in our financial results in future periods. Adjustments are recorded in net income through “gain (loss) on digital assets” and “gain (loss) on customer reward liability” on the statements of operations. Therefore, negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets.